Exhibit 99.2 (b)
Deloitte &
   Touche LLP
                       Suite 1200               Telephone:(714) 436-7100
                       695 Town Center Drive    Facsimile:(714) 436-7200
                       Costa Mesa, California 92626-1924


INDEPENDENT ACCOUNTANT'S REPORT

To Long Beach Mortgage Company:

We have examined management's assertion about Long Beach Mortgage Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1995 included in the accompanying management assertion. Management is responsible for Long Beach Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Long Beach Mortgage Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Long Beach Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Long Beach Mortgage
Company's compliance with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.


\s\ Deloitte & Touche LLP


March 29, 1996